                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934



                       CENTURY PROPERTIES GROWTH FUND XXII
                            (Name of Subject Company)

                       CENTURY PROPERTIES GROWTH FUND XXII
                       (Name of Persons Filing Statement)


                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)

                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


                                    COPY TO:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000
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ITEM 1.           SECURITY AND SUBJECT COMPANY.

                  This Statement relates to units of limited partnership interest of Century Properties Growth Fund XXII, a California limited partnership (the "Partner ship"), with its business address located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222.

ITEM 2.           TENDER OFFER OF THE BIDDER

                  This Statement relates to a tender offer for units of the Partnership by ERP Operating Limited Partnership, an Illinois limited partnership with its business address located at Two North Riverside Plaza, Chicago, Illinois 60606.

ITEM 3.           IDENTITY AND BACKGROUND

         (a) The name and business address of the Partnership, which is the person filing this Statement, are set forth in Item 1 above.

         (b)      Not applicable.

ITEM 4.           THE SOLICITATION OR RECOMMENDATION.

         (a),(b) The information in AIMCO Properties, L.P.'s Offer to Purchase (the "Offer to Purchase"), dated October 12, 1999, and Letter to Limited Partners, dated October 12, 1999, is incorporated herein by reference. The Offer to Purchase is included as Exhibit (a)(2) and the Letter to Limited Partners, dated October 12, 1999, is included as Exhibit (a)(1) herein.

ITEM 5.           PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

                  Not applicable.

ITEM 6.           RECENT TRANSACTIONS AND INTENT WITH RESPECT TO
                  SECURITIES.

         (a) The information set forth in the Offer to Purchase under "The Offer -- Section 9. Background and Reasons for the Offer -- Comparison of Considerations to Alternative Consideration -- Prior Tender Offer" and "The Offer -- Section 13. Certain Information Concerning Your


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                  Partnership -- Beneficial Ownership of Interests in Your
                  Partnership" is incorporated herein by reference.

         (b) Units held by AIMCO Properties, L.P. or its affiliates will not be tendered.

ITEM 7.           CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE
                  SUBJECT COMPANY.

         (a)-(b)  Not applicable.

ITEM 8.           ADDITIONAL INFORMATION TO BE FURNISHED.

                  The Offer to Purchase is incorporated herein by reference.

ITEM 9.           MATERIAL TO BE FILED AS EXHIBITS

         (a)(1)   Letter to Limited Partners, dated October 12, 1999.

         (a)(2) Offer to Purchase, dated October 12, 1999 (Exhibit (a)(1) to the Schedule 14D-1 of AIMCO Properties, L.P., dated October 12, 1999, is incorporated herein by reference).

         (a)(3) Letter of Transmittal (Exhibit (a)(2) to the Schedule 14D-1 of AIMCO Properties, L.P. is incorporated herein by reference).

         (b)      Not Applicable.

         (c)      Not Applicable.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 12, 1999

                                        CENTURY PROPERTIES GROWTH  FUND XXII
                                        a California limited partnership


                                        By: FOX PARTNERS IV
                                            its General Partner


                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Patrick J. Foye
                                            Executive Vice President



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                                  EXHIBIT LIST


EXHIBIT NO.                         DESCRIPTION
-----------                         -----------
   (a)(1)      Letter to Limited Partners, dated October 12, 1999.

   (a)(2)      Offer to Purchase, dated October 12, 1999 (Exhibit (a)(1) to the
               Schedule 14D-1 of AIMCO Properties, L.P., dated October 12, 1999, is incorporated herein by reference).

   (a)(3)      Letter of Transmittal (Exhibit (a)(2) to the Schedule 14D-1 of
               AIMCO Properties, L.P., is incorporated herein by reference).

   (b)         Not Applicable.

   (c)         Not Applicable.


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